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                              [LOGO APPEARS HERE]

                                                              April 6, 1999

                 MEMORANDUM TO STOCKHOLDERS WHO RECEIVED SHARES
                   IN CONNECTION WITH THE SALE OF A BUSINESS

TO: Stockholders who Received Their Shares of Building One Services Corporation Common Stock in Connection with the Sale of a Business

FROM:   Building One Services Corporation

RE:     Tender of Shares in the Company's Tender Offer

  We have prepared the following questions and answers for your convenience. Please review the information together with the Supplement to the Offer to Purchase and other documents printed on purple paper. If, after reviewing the information provided, you have additional questions, please call MacKenzie Partners, Inc. ("MacKenzie Partners") at 800/322-2885.

1.WHAT IS THE OFFER?

  We are offering to purchase 25,500,000 shares of our common stock ("Shares") at $22.50 per Share. This offer will be open until it expires at 11:59 p.m., New York City time, on April 22, 1999, unless we extend the offer.

  We are permitting you to tender in this offer any Shares that you received from us in connection with the sale of a business to us, including shares that you cannot now transfer or could not transfer previously because of contractual restrictions on transfer that you agreed to in connection with the sale of a business to us ("Restricted Shares"). We are also permitting you to tender Shares that you pledged to us in connection with the sale of a business to us ("Pledged Shares"). We will not purchase, however, more than 50% of any one person's Restricted Shares. This memorandum describes how you can tender your Restricted Shares and your Pledged Shares in this offer. It also describes how any tender proceeds on Pledged Shares that are purchased in the offer and how Pledged Shares that are not purchased in the offer will be handled immediately after the offer.

  The offer, which is subject to a number of conditions, is fully described in the Supplement to the Offer to Purchase dated April 6, 1999 and the related Letter of Transmittal provided to you. Please read these documents carefully, together with this memorandum.

  Please remember that neither our company nor our Board of Directors is making any recommendation as to whether you should participate in the offer. You must make your own decision.


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A.QUESTIONS APPLICABLE TO RESTRICTED SHARES

1.Will All of the Restricted Shares That I Tender Be Purchased in the Offer?

  No. We will not purchase more than 50% of any one person's Restricted Shares. In addition, we are offering to purchase from our stockholders a total of 25,500,000 Shares at $22.50 per Share. If more than 25,500,000 Shares are tendered, we will reduce on a pro rata basis the number of Shares we purchase from each person who tenders Shares. This means that we may not purchase 50% of the Restricted Shares you tender if you tender less than 100% of your Restricted Shares. We currently do not know how many Shares will be tendered in the offer.

2. What Will Happen to My Restricted Shares if They Are Not Purchased?

  If, after taking into account proration, we purchase less than 50% of your Restricted Shares (including any Pledged Shares), such Restricted Shares will remain transferable without restriction. The 50% of your Restricted Shares that we do not purchase will remain subject to the contractual restrictions on transfer applicable to the 50% of your Restricted Shares that would have lapsed last. We will return to you the certificates representing the Restricted Shares (excluding any Pledged Shares) that we do not purchase in the offer, which will include applicable legends.

3. How Will I Know If My Restricted Shares Have Been Purchased And When Will I Be Paid?

  After the offer expires, all of the tenders submitted in the offer will be tabulated. This may take up to seven business days. Soon thereafter, you will be advised of the number, if any, of your Restricted Shares that we purchased in the offer. You will receive a check for the purchase price promptly thereafter.

4. Will I Be Taxed on the Proceeds from the Sale of Restricted Shares?

  Yes. You should review the Supplement to the Offer to Purchase and Letter of Transmittal for a more detailed discussion of tax considerations and, if necessary, consult a tax advisor.

5. How Do I Tender My Restricted Shares In The Offer?

  Although we will not purchase more than 50% of your Restricted Shares, we will permit you to tender 100% of your Restricted Shares to account for the effects of proration. If you tender fewer than 100% of your Restricted Shares, you must tender your Restricted Shares whose restrictions have already lapsed (if any), followed next by other Restricted Shares in the order in which the restrictions lapse. Accordingly, if you tender fewer than 100% of your Restricted Shares, please review carefully the legends on the back of your stock certificates to determine which certificates to send along with the Letter of Transmittal.

  The only way that you can tender Restricted Shares (including any Pledged Shares) in the Offer is by completing the Letter of Transmittal and returning it to Harris Trust at the address indicated on the form. The Letter of Transmittal MUST be received by Harris Trust before 11:59 p.m., New York City time, on April 22, 1999 and MUST be accompanied by the appropriate stock certificates representing your Restricted Shares, other than Pledged Shares. The Company will deliver to Harris Trust the certificates representing Pledged Shares.

  Because the terms and conditions of the Letter of Transmittal will govern the tender of your Restricted Shares, you should read the Letter of Transmittal carefully.

  Please return your Letter of Transmittal PROMPTLY, recognizing the slow delivery time inherent in the United States mail today. If you use the United States mail, we recommend using registered mail, return receipt requested. You may mail your Letter of Transmittal to Harris Trust in the pre-addressed envelope that has been provided for your reply or send it by an alternate, faster means (such as overnight courier). Hand deliveries must be made to Harris Trust. Please remember that in all events the materials must be received by Harris Trust before 11:59 p.m. , New York City time, on April 22, 1999.


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B.QUESTIONS APPLICABLE TO PLEDGED SHARES

1.Will All of the Pledged Shares That I Tender Be Purchased in the Offer?

  We are offering to purchase from our stockholders a total of 25,500,000 Shares at $22.50 per Share. If more than 25,500,000 Shares are tendered, we will reduce on a pro rata basis the number of Shares we purchase from each person who tenders Shares. This means that we will not purchase all of the Pledged Shares that you tender under these circumstances. Pledged Shares that are not purchased will be returned to us and will remain subject to the pledge. We currently do not know how many Shares will be tendered in the offer. In addition, we will not purchase more than 50% of any one person's Restricted Shares.

2. What Will Happen to My Pledged Shares If They Are Not Purchased?

  If we do not purchase Pledged Shares because of proration or otherwise, they will be returned to us. We will continue to have control of the Pledged Shares pursuant to the terms and conditions under which they were pledged to us, as provided in the acquisition agreement you signed in connection with the sale of a business to us. The Pledged Shares will continue to be retained by us as collateral security, subject to the same terms and conditions as the Pledged Shares are now.

3. How Will I Know If My Pledged Shares Have Been Purchased and When Will I Be Paid?

  After the offer expires, all tenders submitted in the offer will be tabulated. This may take up to seven business days. Soon thereafter, you will be advised of the number, if any, of your Pledged Shares that were purchased in the offer. The proceeds of the purchase price will be retained in an account at American Stock Transfer & Trust Company. You will not be sent this money or any Pledged Shares not purchased in the offer until we release them in accordance with the terms and conditions under which the Pledged Shares are pledged to us.

4. Will I Be Taxed on the Proceeds from the Sale of Pledged Shares Even Though I Will Not Receive the Money Right Away?

  Yes. You should consult a tax advisor with respect to the determination of the applicable tax.

5. How Do I Tender My Pledged Shares in the Offer?

  You may only tender Pledged Shares if you have already tendered any Restricted Shares whose restrictions lapse prior to those applicable to the Pledged Shares.

  The only way that you can tender Pledged Shares in the Offer is by completing the Letter of Transmittal, signing the form and returning it to Harris Trust at the address indicated on the form. You only need to complete one Letter of Transmittal if you want to tender your Restricted Shares, your Pledged Shares, or any other Shares other than Shares underlying stock options or Shares held in the Employee Stock Purchase Plan. The Letter of Transmittal MUST be received by Harris Trust before 11:59 p.m., New York City time, on April 22, 1999. The stock certificates representing Pledged Shares will be delivered to Harris Trust by the Company.

  By signing the Letter of Transmittal you will authorize Harris Trust, which is holding the Pledged Shares in connection with the Company's offer, to tender a specific number, or all, of your Pledged Shares in the Offer and will also authorize us to enter into an arrangement with American Stock Transfer & Trust Company which will govern the terms under which the proceeds of any Pledged Shares you tender that are purchased by us in the offer will be held. Disbursements will be made from this account only upon our instructions. You will not receive the proceeds from the sale of Pledged Shares until we release them in accordance with the terms and conditions under which the Pledged Shares are pledged to us, as provided in the acquisition agreement you signed at the time your business was sold to us.

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  Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the United States mail today. If you use the United States mail, we recommend using registered mail, return receipt requested. Please remember that in all events the materials must be received by Harris Trust before 11:59 p.m., New York City time, on April 22, 1999.

C. General Questions

1. What If I Hold Shares of Building One Services Corporation Common Stock in Addition to Restricted or Pledged Shares?

  If you have Shares other than Restricted Shares or Pledged Shares in your possession (or at a brokerage firm), you may tender the other Shares as well. In this case, you may receive two or more sets of offer materials. You should be careful to follow the separate directions that apply to Shares versus Restricted and Pledged Shares. In the event that we must reduce on a pro rata basis the number of Shares and Restricted and Pledged Shares that we purchase from each stockholder, the total number of Restricted and Pledged Shares you tender will be reduced independently from the number of other Shares that you tender.

2. Can I Change My Mind and Withdraw Pledged Shares That I Directed to Be Tendered?

  Yes, but only if you perform the following steps:

  .  You must send a signed notice of withdrawal to Harris Trust, Attn:
     Tenders and Exchanges.

  . The notice of withdrawal must be in writing. You may fax your notice of withdrawal to 212/701-7636.

  . The notice of withdrawal must state your name, social security number and the amount of Restricted Shares or Pledged Shares that you wish to withdraw from the Offer.

  . The notice of withdrawal must be received by Harris Trust before we accept shares for purchase.

3.WHAT DO I DO IF I HAVE ANY QUESTIONS ABOUT THE TENDER OFFER?

  If you have questions about the operation of the offer or need help in properly responding to the offer, you may call MacKenzie Partners, Inc. at 800/322-2885.

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  This memorandum is intended to help you understand the offer and how
Restricted Shares and Pledged Shares will be handled in the offer. The Supplement to the Offer to Purchase and Letter of Transmittal contain the legal terms of the offer, and are controlling. We urge you to carefully read these documents, which explain our offer in detail.


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